Exhibit 99.1

AspenBio Pharma Notified by NASDAQ that it Regained Compliance with All NASDAQ Capital Market Continued Listing Standards

Castle Rock, CO, July 10, 2012 — AspenBio Pharma, Inc. (Nasdaq: APPY), an emerging in vitro diagnostic company focused on obtaining FDA clearance for its lead product, AppyScore™, which is a unique blood-based test in development designed to help physicians manage emergency room patients suspected of having acute appendicitis, today announced that it has received notices from the NASDAQ Stock Market that the Company has regained compliance with The NASDAQ Stock Market Listing Rules 5550(a)(2), 5550(b)(1), 5550(b)(2) and 5550(b)(3) that require maintenance of a minimum $1.00 bid price and a minimum of $2.5 million of stockholders’ equity.  The $2.5 million stockholders’ equity determination is based upon the Company’s information as disclosed in its Form 8-K as filed on June 25, 2012 and such determination will be confirmed upon the next quarterly report on Form 10-Q to be filed by AspenBio.  Accordingly, the Company’s common stock will continue to be listed and traded on The NASDAQ Capital Stock Market.

Steve Lundy, President and CEO of AspenBio, commented, “We are very pleased to have now regained full compliance with the NASDAQ continued listing standards.  The recent successful closing of our $12.2 million public offering, combined with the reverse split as approved by our stockholders, facilitated this outcome.  We are advancing our planned regulatory path that we expect to result in commencement of a pivotal clinical trial in the third quarter of 2012, as well as advancing in filing for a CE Mark under the European Economic Area.”

About AspenBio Pharma and AppyScore

AspenBio Pharma, Inc. is an emerging in vitro diagnostic company focused on obtaining FDA clearance for its lead product, AppyScore, which is a unique blood-based test in development designed to help physicians manage the large number of patients who enter emergency rooms every year complaining of abdominal pain, many suspected of having acute appendicitis. AppyScore is a test to aid in evaluating patients suspected of appendicitis based on its projected high sensitivity and negative predictive value. The AppyScore test is designed to aid in identifying those patients who are at low risk for appendicitis, allowing clinicians to take a more conservative approach to patient management. The current focus of AspenBio’s effort is the use of AppyScore in children and adolescents suspicious for the disease as this population is at the highest risk for appendicitis as well having the highest risk of the long-term health effects associated with CT imaging. AppyScore could potentially decrease radiation exposure risk arising from the use of CT scans performed in triaging pediatric and adolescent patients with abdominal pain, as well as potentially reduce healthcare costs. The Company has a large and unique repository of blood samples that may provide valuable data regarding the appendicitis condition and additional protein marker information associated with causes of abdominal pain, providing an important resource for product development. For more information, visit www.aspenbiopharma.com.

Forward-Looking Statements

This press release includes "forward-looking statements" of AspenBio Pharma, Inc. ("AspenBio") as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that AspenBio believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors AspenBio believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of AspenBio. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product development and modifications in a timely and cost effective manner, complete clinical trial activities for AppyScore required for FDA submission, obtain FDA clearance or approval, cost effectively manufacture and generate revenues from AppyScore and other new products, execute agreements required to successfully advance the Company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, AspenBio does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in AspenBio's recent filings with the SEC, including its Final Prospectus filed on June 20, 2012.

Company Contact:
Gregory Pusey
AspenBio Pharma, Inc.
Tel 303-794-2000 Ext. 207